Exhibit (h.11)

FRONTEGRA FUNDS, INC.

AMENDMENT TO THE

FUND ACCOUNTING SERVICING AGREEMENT

THIS AMENDMENT, dated as of the 2nd day of November, 2012, to the Fund Accounting Servicing Agreement, dated as of January 13, 2006, as amended (the "Fund Accounting Agreement"), is entered into by and between FRONTEGRA FUNDS, INC., a Maryland corporation (the “Corporation”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the Corporation and USBFS have entered into the Fund Accounting Agreement, and

WHEREAS, the parties desire to update the list of funds for the Fund Accounting Agreement; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit A is hereby superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Fund Accounting Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

FRONTEGRA FUNDS, INC.	U.S. BANCORP FUND SERVICES, LLC

By:	By:

Name: William D. Forsyth III	Name: Michael R. McVoy

Title: President	Title: Executive Vice President

Amended Exhibit A

to the Frontegra Funds, Inc.

Fund Accounting Servicing Agreement

Fund Names at November 2, 2012

Separate Series of Frontegra Funds, Inc.

Name of Series

Frontegra Netols Small Cap Value Fund (Institutional Class)

Frontegra Netols Small Cap Value Fund (Y Class)

Frontegra Timpani Small Cap Growth Fund (Institutional Class)

Frontegra Timpani Small Cap Growth Fund (Y Class)

Frontegra Phocas Small Cap Value Fund

Frontegra HEXAM Emerging Markets Fund

Frontegra SAM Global Equity Fund

Lockwell Small Cap Value Fund

Frontegra MFG Global Equity Fund

Frontegra MFG Core Infrastructure Fund

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